Exhibit 23.1








INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Georgia Power Company on Form S-3 of our reports dated February 17, 2003, relating to the financial statements and financial statement schedule of Georgia Power Company as of and for the year ended December 31, 2002 appearing in the Annual Report on Form 10-K of Georgia Power Company for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/Deloitte & Touche LLP

Atlanta, Georgia
June 4, 2003